Exhibit 99.1

News Release

RSP Permian, Inc. Announces Second Quarter 2014 Production, Increases 2014 Outlook and Provides Operational Update

Dallas, Texas — July 17, 2014 — RSP Permian, Inc. (“RSP” or the “Company”) (NYSE: RSPP) today announced second quarter production, an increase to its previous production and capital expenditure outlook for 2014, an increase in its horizontal inventory, an expanded borrowing base under its credit facility, updated hedging and liquidity positions, and an update to its drilling operations.

Highlights

•                  Strong Production Growth - Q2 2014 average daily production increased 15% sequentially over Q1 2014 production to 10,714 Boe/d and increased 43% over Q2 2013 production

•                  Accelerating Drilling Program - Contracted the fifth horizontal drilling rig and finalizing terms on a sixth horizontal rig, which are expected to arrive in late Q4 2014 and mid-Q1 2015, respectively

•                  Updated 2014 Outlook - Increased 2014 production outlook to a range of 11,500 -12,000 Boe/d and increased total capital expenditures to approximately $425 million

•                  Increased Horizontal Inventory - Total horizontal inventory has increased 34% to a total of 1,572 locations, up from 1,169 at the time of RSP’s initial public offering

•                  Expanded Borrowing Base - The borrowing base under the revolving credit facility increased to $375 million from $300 million following our lenders’ regularly scheduled semi-annual redetermination process

“Our strong production growth continued into the second quarter and we anticipate our production in the second half of the year will benefit from the incremental impact of our fourth horizontal rig which began drilling operations in the recently completed quarter.  Additionally, after a detailed reservoir analysis of our acreage and our horizontal well results, we are increasing our horizontal well density on our properties as we continue our efforts to optimize returns,” stated Steve Gray, Chief Executive Officer of RSP.  “We also are finalizing arrangements for our next two horizontal rigs as we continue to grow our horizontal drilling program in our core operating areas.”

Q2 2014 Production

RSP’s average daily production volumes for the second quarter increased 15% on a sequential basis to 10,714 Boe/d as compared with 9,339 Boe/d in the first quarter of 2014 and grew 43% over Q2 2013 production.

	Three Months Ended
Production data:	June 30, 2014	March 31, 2013
Oil (MBbls)	687	594
Natural Gas (MMcf)	712	621
NGLs (MBbls)	169	143
Total (MBoe)	975	841
Average Net Daily Production (Boe/d)	10,714	9,339

2014 Production and Capital Expenditure Outlook

Production:

Total Boe/d	11,500	-	12,000

% Oil	70%	-	72%
% Natural Gas	11%	-	13%
% NGLs	16%	-	18%

Capital Budget:	($MM)

Drilling & Completion Capex	$400
Infrastructure & Other	$25
Total Capital Expenditures	$425

	1st Half	2nd Half
Operated Well Completions:	2014	2014E

Horizontal Wells	14	25
Vertical Wells	10	27

RSP spent approximately $95 million in the second quarter on capital expenditures and has spent approximately $165 million year to date through June 30, 2014, excluding acquisitions.

The Company increased its capital budget for 2014 to approximately $425 million and expects to fund it through a combination of cash and cash equivalents, operating cash flow, borrowings under RSP’s revolving credit facility, and potential debt capital markets transactions.

Horizontal Inventory

RSP has been a leader in the early development of multi-well stacked lateral drilling in the North Midland basin and has operated or participated in the drilling and completion of wells into six horizontal targets.  After a detailed review of the resource potential of both the Middle and Lower Spraberry zones and the results of our wells and those of offset operators in these zones, RSP has increased the number of anticipated laterals per drilling unit from five across a section to seven, or by approximately 40%, in order to increase resource recovery and returns.  As communicated on RSP’s Q1 earnings call, RSP is obtaining additional 3D seismic data across its acreage primarily to further analyze the complexity of the Wolfcamp D (Cline) zone to better position the laterals.

As result of the above spacing assumptions as well as acquisitions to date, RSP’s horizontal inventory has increased 34% since the initial public offering to 1,572 gross horizontal locations from 1,169 horizontal locations. In addition, the average lateral length of RSP’s remaining target horizontal locations has increased to approximately 6,700 feet.

	Identified Horizontal Drilling Locations
	Short Laterals(1)	Long Laterals(1)	Total
Target Horizontal Zones:
Middle Spraberry	117	295	412
Lower Spraberry	112	289	401
Wolfcamp A	77	149	226
Wolfcamp B	82	199	281
Wolfcamp D (Cline)	77	175	252
Total Target Horizontal Locations	465	1,107	1,572

(1)         We define short laterals as horizontal lateral lengths ranging from approximately 4,500 to 5,500 feet and long laterals as horizontal lateral lengths ranging from approximately 6,500 to 10,000 feet.

Drilling Operations

During the second quarter of 2014, RSP completed eight operated horizontal wells.  The Company expects to complete 15 operated horizontal wells during the third quarter of 2014 and 10 operated horizontal wells in the fourth quarter of 2014.  The Company is currently operating four horizontal rigs and two vertical rigs on a full-time basis and expects to add a fifth horizontal rig in late Q4 2014 and a sixth horizontal rig in mid Q1 2015.  Additionally, RSP is currently employing a third vertical rig to drill to the intermediate casing point depth prior to the arrival of a horizontal rig to drill the curve and the lateral portion of the well.

In the second quarter of 2014, RSP brought on three dual well/dual zone pads highlighted by the Cross Bar Ranch 1717 WA and 1717 WB pad. This pad saw the successful testing of a Wolfcamp A (7,107’ lateral) well drilled with only 300 feet lateral distance and 150 feet vertical distance from a Wolfcamp B (6,949’ lateral) well. These wells performed with 30-day IP rates of 928 Boe/d and 867 Boe/d, respectively.  In addition, we are continuing to have favorable results in the Middle Spraberry zone.  To date, this zone is performing similar to RSP’s Lower Spraberry results, as exhibited by our recent Johnson Ranch 912 MS well. After achieving a 30-day IP of 751 Boe/d, this well has produced approximately 80 MBoe in 120 days and is still averaging over 600 Boe/d.

RSP recently began horizontally drilling in its operated Spanish Trail leasehold area after building out the necessary infrastructure to support a horizontal drilling program.  RSP has one horizontal rig operating in the Spanish Trail lease that has drilled a two well pad targeting the Lower Spraberry and Wolfcamp B, that is waiting on completion.  RSP is also drilling a second two well pad targeting the Lower and Middle Spraberry and has just completed drilling the Company’s longest lateral to date, measuring over 9,800’.

The Company expects the remainder of its 2014 horizontal drilling program to be drilled from multi-well, multi-zone pads with approximately 90% of these wells scheduled to be long lateral horizontal wells.

Liquidity

As of June 30, 2014, the Company had approximately $125 million of total debt, net of cash.  The Company’s borrowing base under its revolving credit facility was recently increased to $375 million, leaving the Company approximately $250 million of liquidity as of June 30, 2014.

Hedging Position

The Company approximately doubled its crude oil hedge position since March 31, 2014, reflecting approximately 60% of remaining 2014 expected oil production hedged at an average floor of approximately $88 per Bbl and approximately half of 2015 expected oil production at an average floor of approximately $87 per Bbl.

Our open crude oil positions as of March 31, 2014 were as follows:

Description & Production Period	Volume (Bbls)	Weighted Average Floor price ($/Bbl)(1)	Weighted Average Ceiling price ($/Bbl)(1)	Weighted Average Swap price ($/Bbl)(1)
Crude Oil Swaps:
April 2014 – December 2014	90,000	$—	$—	$96.40
April 2014 – December 2015	210,000	—	—	92.60

Crude Oil Collars:
April 2014 – September 2014	6,000	$85.00	$113.04	$—
April 2014 – December 2014	738,000	85.79	102.11	—
April 2014 – December 2015	525,000	85.00	95.00	—
January 2015 – December 2015	72,000	80.00	93.25	—
July 2014 – September 2014	90,000	90.00	101.50	—
October 2014 – December 2014	90,000	90.00	97.33	—
January 2015 – March 2015	120,000	90.00	92.53	—

(1)         The crude oil derivative contracts are settled based on the month’s average daily NYMEX price of West Texas Intermediate Light Sweet Crude.

Subsequent to March 31, 2014, we entered into the following crude oil commodity hedges:

Description & Production Period	Volume (Bbls)	Weighted Average Floor price ($/Bbl)(1)	Weighted Average Ceiling price ($/Bbl)(1)
Crude Oil Collars:
October 2014 – December 2014	150,000	$90.00	$103.37
January 2015 – March 2015	75,000	90.00	96.68
January 2015 – June 2015	240,000	90.00	96.00
January 2015 – December 2015	1,260,000	86.19	94.72

(1)         The crude oil derivative contracts are settled based on the month’s average daily NYMEX price of West Texas Intermediate Light Sweet Crude.

RSP has not entered into any basis hedging arrangements, and the recent widening of the Permian oil basis differential in the second quarter of 2014 will have a negative impact on RSP’s price realizations.

About RSP Permian, Inc.

RSP is an independent oil and natural gas company focused on the acquisition, exploration, development and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin of West Texas. The vast majority of our acreage is located on large, contiguous acreage blocks in the core of the Midland Basin, a sub-basin of the Permian Basin, primarily in the adjacent counties of Midland, Martin, Andrews, Dawson, and Ector.  The Company’s common stock is traded on the NYSE under the ticker symbol “RSPP”.  For more information, visit www.rsppermian.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that RSP assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of RSP. Information concerning these risks and other factors can be found in RSP’s filings with the SEC, including its Form 10-K, which can be obtained free of charge on the SEC’s web site located at http://www.sec.gov. RSP undertakes no obligation to update or revise any forward-looking statement.

Investor Contact:

Scott McNeill

Chief Financial Officer

214-252-2700

Investor Relations:

IR@rsppermian.com

214-252-2790

Source: RSP Permian, Inc.